Exhibit 99.1

WEINGARTEN REALTY

2600 Citadel Plaza Drive

P.O. Box 924133

Houston, Texas 77292-4133

NEWS RELEASE

Information: Kristin Horn, Director of Investor Relations, Phone: (713) 866-6050

Weingarten Realty Announces Third Quarter 2011 Results

HOUSTON, October 31, 2011 (BUSINESS WIRE) — Weingarten Realty (NYSE: WRI) announced today the results of its operations for the quarter ended September 30, 2011. The supplemental financial package with additional information can be found on the Company’s website under the Investor Relations tab.

Third Quarter Operating and Financial Highlights

•	Recurring Funds from Operations (“FFO”) for the quarter increased 6.8% on a per share basis from a year ago to $0.47 per diluted share;

•

Occupancy for retail spaces less than 10,000 square feet (referred to as “small shop space”) increased 0.4% during the third quarter to 86.7% which helped increase the Company’s total occupancy to 91.6% for the quarter from 91.1% in the third quarter of 2010; and

•	The Company amended its revolving credit facility to extend to a four year term with a one year extension option and significantly reduced the interest rate.

Financial Results

The Company reported a net loss attributable to common shareholders of $42.1 million or $0.35 per diluted share for the third quarter of 2011, as compared to net income of $8.7 million or $0.07 per diluted share for the same period in 2010. Included in this quarter’s net loss was a non-cash impairment charge of $0.44 per share.

Recurring FFO for the quarter ended September 30, 2011 was $0.47 per diluted share or $56.2 million. For the same quarter last year, Recurring FFO was $0.44 per diluted share or $53.6 million. The increase in Recurring FFO over the prior year was primarily due to increases in net operating income from acquisitions and new development completions. Reported FFO was $1.5 million or $0.01 per diluted share for the third quarter of 2011 compared to $48.7 million or $0.40 per diluted share for 2010.

The impairment charge relates primarily to three issues. First, an impairment of $0.21 per share relates to the Company’s strategic plan to dispose of non-core or secondary assets. Properties that are likely to sell as part of this initiative were specifically identified and reviewed for impairment. Second, an impairment of $0.18 per share relates to the Company’s Land Held for Development. This part of the impairment was determined based on recent market transactions or ongoing negotiations with potential buyers. The remaining $0.05 per share of impairment relates primarily to properties within finite life joint ventures where we are required to assume liquidation at the end of the joint venture’s life.

A reconciliation between net income attributable to common shareholders to Reported FFO and Recurring FFO is listed on page 5 of the Company’s supplemental package and additional details regarding the financial statement presentation of the impairments are included on page 45.

Operating Results

Retail occupancy increased to 92.8% in the third quarter from 92.4% in the prior quarter. Industrial occupancy also increased to 87.9% from 86.9% in the third quarter of 2010. Overall, occupancy increased to 91.6% compared to 91.2% in the prior quarter and 91.1% during the third quarter of 2010.

Same Property Net Operating Income (“SPNOI”) for retail properties was down 1.0% due primarily to the loss of some larger tenants earlier in the year. Industrial SPNOI was down 6.2% due to significant fallouts in late 2010 and early 2011, resulting in the Company’s total SPNOI decreasing 1.5% for the third quarter. Significant retail store openings in the fourth quarter should allow the Company’s 2011 SPNOI to end within its guidance of 0.0% to 1.0%.

The Company produced strong leasing results during the third quarter in its retail and industrial portfolios with 419 new leases and renewals, totaling 1.5 million square feet. These transactions were comprised of 193 new leases and 226 renewals, which represent annualized revenues of $8.1 million and $11.0 million, respectively. The average rental rate increase on new retail and industrial leases signed during the quarter was 3.1%.

“We’re very pleased that our shop space fallout has remained low and the leasing production has remained steady. Combined with commencement of a large number of leases, both large and small, in the fourth quarter, we look forward to ending the year on a very positive note,” said Johnny Hendrix, Executive Vice President and Chief Operating Officer.

New Development

In late September, the Company closed on a 6.3 acre tract of land to be used to construct a 37,000 square foot Whole Foods in Tampa, Florida. This is an opportunity the Company sourced for Whole Foods after working with them on their needs in this strategic market and reflects the strength of the Company’s relationship with this important customer. Construction should commence within the next 30 days. Combined with the development of a Kroger shadow-anchored center in Atlanta announced last quarter, these projects represent $13 million of additions to our development pipeline in 2011.

The Company continues to make good progress in leasing its existing new development projects. For all comparable developments in the pipeline, the quarter over quarter increase in occupancy was a solid 3.4%. An example of this progress is our development in Tomball, a suburb of Houston. Kohl’s had a successful grand opening in late September and Marshall’s remains on target to open prior to the holidays. With Academy Sports and Outdoors already open and signed leases with Ross and Community Bank, this new anchor activity is providing leasing momentum on both phases of this shopping center.

“Weingarten’s development platform is beginning to show once again the value creation that can be achieved through our strong retailer relationships combined with a conservative risk-adjusted program. Considering the continued weakness in the economy, we are pleased with this progress,” said Drew Alexander, President and Chief Executive Officer.

Dispositions

During the quarter, the Company closed on the sale of two industrial buildings, three outparcels, a tract of land previously intended for development and one retail shopping center for a total of $11.0 million. As of September 30, dispositions totaled $56.5 million and subsequent to quarter end another industrial property was sold for $10.0 million.

The Company currently has approximately $190 million of disposition properties under contract or letter of intent. This pipeline demonstrates the progress the Company has made in disposing of its secondary portfolio, as outlined at the Company’s Analyst Day in New York on April 14, 2011.

Capital Structure

The Company paid off $118 million of 7% bonds upon maturity in July and in August redeemed $77 million of 3.95% convertible bonds. These transactions were funded using our revolving credit facility.

In August, the Company also closed on a $200 million term loan, providing additional capacity for future capital needs. Proceeds from the disposition program will be used to pay down the term loan which has a one year term and an interest rate of 1.25% over LIBOR, but is pre-payable at par after nine months.

Most importantly, the Company closed on an amended and extended $500 million unsecured revolving credit facility. The facility has a four year term with a one year extension at the Company’s option. The rate is 1.25% over LIBOR, which is a decrease of 1.50% from the previous agreement.

“Our recent financing transactions clearly demonstrate how far the capital markets have recovered since early 2010 when we last renewed our revolver. This new facility is also a testament to our solid balance sheet and our outstanding relationships with our banking group,” said Steve Richter, Executive Vice President and Chief Financial Officer.

Outlook

The Company affirmed the midpoint of its Recurring FFO guidance while narrowing the range from $1.72 to $1.82 per diluted share to $1.75 to $1.79 per diluted share. The Company also indicated that its preliminary Recurring FFO guidance for 2012 is $1.81 to $1.91 per diluted share.

Dividends

The Board of Trust Managers declared a common dividend of $0.275 per share during the third quarter of 2011. The dividend is payable in cash on December 15, 2011 to shareholders of record on December 2, 2011.

The Board of Trust Managers also declared dividends on the Company’s preferred shares. Dividends related to the 6.75% Series D Cumulative Redeemable Preferred Shares (NYSE:WRIPrD) are $0.421875 per share for the quarter. Dividends on the 6.95% Series E Cumulative Redeemable Preferred Shares (NYSE:WRIPrE) are $0.434375 per share for the same period. Dividends on the 6.50% Series F Cumulative Redeemable Preferred Shares (NYSE:WRIPrF) are $0.40625 per share for the quarter. All preferred dividends are also payable on December 15, 2011 to shareholders of record on December 2, 2011.

Conference Call Information

The Company also announced that it will host a live webcast of its quarterly conference call on October 31, 2011 at 10:00 a.m. Central Time. The live webcast can be accessed via the Company’s website at http://www.weingarten.com. Alternatively, if you are not able to access the call on the web, you can listen live by phone by calling (888) 771-4371 (conference ID # 30589734). A replay and Podcast will be available through the Company’s web site starting approximately two hours following the live call.

About Weingarten Realty Investors

Weingarten Realty Investors (NYSE: WRI) is a commercial real estate owner, manager and developer. At September 30, 2011, the Company owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 386 developed income-producing properties and 10 properties under various stages of construction and development. The total number of properties includes 317 neighborhood and community shopping centers located in 22 states spanning the country from coast to coast. The Company also owns 76 industrial projects located in California, Florida, Georgia, Tennessee, Texas and Virginia and three other operating properties located in Arizona and Texas. At September 30, 2011, the Company operated a portfolio of properties representing approximately 74.7 million square feet. To learn more about the Company’s operations and growth strategies, please visit http://www.weingarten.com.

Forward-Looking Statements

Statements included herein that state the Company’s or Management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company’s performance.

Financial Statements

Weingarten Realty Investors

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
CONDENSED CONSOLIDATED STATEMENTS OF INCOME	2011	2010	2011	2010
AND FUNDS FROM OPERATIONS	(Unaudited)		(Unaudited)
Rentals, net	$135,283	$129,800	$393,971	$389,543
Other Income	3,282	4,318	11,646	10,765

Total Revenues	138,565	134,118	405,617	400,308

Depreciation and Amortization	38,872	35,921	114,499	107,466
Operating Expense	25,422	24,658	75,242	74,535
Real Estate Taxes, net	17,213	14,796	48,894	46,422
Impairment Loss	35,344	4,941	55,006	21,002
General and Administrative Expense	5,777	6,443	18,939	19,096

Total Expenses	122,628	86,759	312,580	268,521

Operating Income	15,937	47,359	93,037	131,787
Interest Expense, net	(35,814)	(36,579)	(110,005)	(111,124)
Interest and Other (Expense) Income, net	(494)	3,070	2,984	6,905
Equity in (Loss) Earnings of Real Estate Joint Ventures and Partnerships, net	(3,034)	3,455	3,942	9,321
Loss on Redemption of Convertible Senior Unsecured Notes	—	—	—	(135)
Gain on Land and Merchant Development Sales	383	—	1,346	—
(Provision) Benefit for Income Taxes	(471)	23	(229)	(93)

(Loss) Income from Continuing Operations	(23,493)	17,328	(8,925)	36,661

Operating (Loss) Income from Discontinued Operations	(13,060)	1,787	(7,734)	4,786
Gain on Sale of Property from Discontinued Operations	589	—	589	897

(Loss) Income from Discontinued Operations	(12,471)	1,787	(7,145)	5,683
Gain on Sale of Property	6	126	239	689

Net (Loss) Income	(35,958)	19,241	(15,831)	43,033
Less: Net Loss (Income) Attributable to Noncontrolling Interests	2,738	(1,712)	410	(3,093)

Net (Loss) Income Adjusted for Noncontrolling Interests	(33,220)	17,529	(15,421)	39,940
Less: Preferred Share Dividends	(8,869)	(8,869)	(26,607)	(26,607)

Net (Loss) Income Attributable to Common Shareholders—Basic	$(42,089)	$8,660	$(42,028)	$13,333

Earnings Per Common Share—Basic	$(0.35)	$0.07	$(0.35)	$0.11

Net (Loss) Income Attributable to Common Shareholders—Diluted	$(42,089)	$8,660	$(42,028)	$13,333

Earnings Per Common Share—Diluted	$(0.35)	$0.07	$(0.35)	$0.11

Funds from Operations:
Net (Loss) Income Attributable to Common Shareholders	$(42,089)	$8,660	$(42,028)	$13,333
Depreciation and Amortization	38,470	35,261	113,397	105,449
Depreciation and Amortization of Unconsolidated Joint Ventures	5,689	4,850	17,282	14,795
Gain on Sale of Property	(597)	(114)	(784)	(1,575)
Loss on Sale of Property of Unconsolidated Joint Ventures	—	—	10	1

Funds from Operations—Basic	$1,473	$48,657	$87,877	$132,003

Funds from Operations Per Common Share—Basic	$0.01	$0.41	$0.73	$1.10

Funds from Operations—Diluted	$1,473	$48,657	$87,877	$132,003

Funds from Operations Per Common Share—Diluted	$0.01	$0.40	$0.73	$1.09

Weighted Average Shares Outstanding—Basic	120,413	119,978	120,301	119,899

Weighted Average Shares Outstanding—Diluted	120,413	120,817	120,301	120,710

	September 30,	December 31,
	2011	2010
CONDENSED CONSOLIDATED BALANCE SHEETS	(Unaudited)	(Audited)
Property	$4,659,001	$4,777,794
Accumulated Depreciation	(1,030,027)	(971,249)
Property Held for Sale, net	122,360	—
Investment in Real Estate Joint Ventures and Partnerships, net	342,672	347,526
Notes Receivable from Real Estate Joint Ventures and Partnerships	149,814	184,788
Unamortized Debt and Lease Costs, net	119,207	116,437
Accrued Rent and Accounts Receivable, net	84,203	95,859
Cash and Cash Equivalents	20,181	23,859
Restricted Deposits and Mortgage Escrows	11,018	10,208
Other, net	194,008	222,633

Total Assets	$4,672,437	$4,807,855

Debt, net	$2,605,737	$2,589,448
Accounts Payable and Accrued Expenses	117,307	126,767
Other, net	106,671	111,383

Total Liabilities	2,829,715	2,827,598

Commitments and Contingencies

Preferred Shares of Beneficial Interest	8	8
Common Shares of Beneficial Interest	3,641	3,630
Accumulated Additional Paid-In Capital	1,982,118	1,969,905
Net Income Less Than Accumulated Dividends	(293,446)	(151,780)
Accumulated Other Comprehensive Loss	(20,714)	(21,774)

Shareholders’ Equity	1,671,607	1,799,989
Noncontrolling Interests	171,115	180,268

Total Liabilities, Shareholders’ Equity and Noncontrolling Interests	$4,672,437	$4,807,855